FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-02

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WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C32 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $849.582 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER AND SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: BARCLAYS CAPITAL INC. AND DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	40.045	30.000%	2.68	41.1%	21.9%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	45.913	30.000%	4.80	41.1%	21.9%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	200.000	30.000%	9.69	41.1%	21.9%
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	319.738	30.000%	9.81	41.1%	21.9%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	66.289	30.000%	7.27	41.1%	21.9%
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	77.999	21.875%	9.88	45.8%	19.6%
X-A	AAA(sf)/AAA(sf)/NR	749.984	N/A	N/A	N/A	N/A
X-B	AAA(sf)/AAA(sf)/NR	64.798	N/A	N/A	N/A	N/A
B	AA(low)(sf)/AA-(sf)/NR	64.798	15.125%	9.91	49.8%	18.1%
C	A(low)(sf)/A-(sf)/NR	34.800	11.500%	9.91	51.9%	17.3%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-(sf)/NR	38.399	7.500%	9.91	54.3%	16.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$959,979,761
NUMBER OF LOANS:	112
NUMBER OF PROPERTIES:	152
WA CUT-OFF LTV:	58.7%
WA BALLOON LTV:	51.8%
WA U/W NCF DSCR:	2.46x
WA U/W NOI DEBT YIELD:	15.3%
WA MORTGAGE RATE:	4.750%
TOP TEN LOANS %:	41.3%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(43.9%), RMF(23.7%), NCB(14.9%), C-III(10.0%), BASIS(7.4%)

TOP 3 PROPERTY TYPES:	RETAIL (26.5%), MULTIFAMILY (19.1%), HOSPITALITY (16.2%)

TOP 5 STATES:	NY(17.6%), CA(11.9%), TX(11.6%), IL(9.8%), FL(6.3%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	RIALTO CAPITAL ADVISORS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP:	RIALTO CMBS VIII, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TUES 1/26 AND WED 1/27
ANTICIPATED PRICING:	WEEK OF 2/1
ANTICIPATED SETTLEMENT:	FEBRUARY 18, 2016

ROADSHOW
MINNEAPOLIS, BREAKFAST:	TUES, 1/26 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	TUES, 1/26 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	TUES, 1/26 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's:	WED, 1/27
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: www.netroadshow.com/nrs/wp/default.html?show=4cDd4e

FINAL LINK: WFCM2016

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.